Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Viad Corp, including its subsidiary and affiliated companies (collectively, “Employer” or the “Company”), and Deborah J. DePaoli (“Employee”) (collectively referred to as the “Parties”) on the terms and conditions set forth below.

WHEREAS, Employee’s employment with Employer will end as of November 17, 2017 (the “Separation Date”) at which time Employee will retire;

WHEREAS, Employee desires, in exchange for the consideration provided in accordance with this Agreement, to waive and release any and all claims that Employee may have against Employer.

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Parties mutually agree as follows:

1.Effective Date.

A.Employee’s employment with Employer will end on the Separation Date, and Employer and Employee agree that such date will be the date of Employee’s “separation from service” with Employer for purposes of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”).

B.Effective Date Of Agreement.  This Agreement shall be effective as provided in the following acknowledgement:  Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”).  Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA.  Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:  (i) Employee’s waiver and release does not apply to any rights or claims that may arise after the Effective Date (defined below); (ii) Employee should consult with an attorney prior to executing this Agreement; (iii) Employee has at least twenty-one (21) days to consider this Agreement (although Employee may by Employee’s own choice execute this Agreement earlier); (iv) Employee has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (v) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”).  Employee may revoke this Release only by giving Employer written notice of Employee’s revocation of this Release, to Steven W. Moster, Employer’s President and Chief Executive Officer, to be received by Employer by the close of business on the seventh (7th) day following Employee’s execution of this Release.

2.Severance Benefits.

A.Provided that Employee does not revoke this Agreement as provided in Paragraph 1.B above, Employer shall provide to Employee the following amounts and benefits at the times specified:

(i)A severance allowance equal to $378,650, which shall be paid, less applicable withholdings, in regular installments over the twelve (12) month period following the Separation Date (the “Severance Period”) in accordance with the Company’s general payroll practices in effect on the Separation Date; provided, that no amounts shall be paid to Employee until the Company’s first scheduled payroll date following the later of the Effective Date or the Separation Date, with the first such payment being in an amount equal to the total amount which Employee would otherwise have been entitled during the period following the Separation Date through such payment commencement date if such delay had not been required; and further provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Code Section 409A shall be paid within sixty (60) days following the Separation Date (provided, however, that if such sixty (60) day period begins in 2017 and ends in 2018, Employee shall not have the right to designate the calendar year of commencement of the installment severance allowance payments); and further  provided, however, that the Severance Period and the Company’s obligation to pay the severance allowance pursuant to this provision shall terminate upon Employee’s acceptance of full time employment with another employer.

(ii)Provided Employee properly elects continued group health plan benefits under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the monthly COBRA premiums during the Severance Period that is part of Employee’s COBRA continuation period shall equal the amount Employee would have paid each month for such group health plan coverage had Employee remained actively employed by the Company.

For the avoidance of doubt, (A) Employee’s monthly COBRA premiums for the remainder of Employee’s COBRA continuation period following the Severance Period shall be the entire COBRA premium then generally charged by the Company to former employees, and (B) Employee’s COBRA continuation period shall end upon the earlier of (a) when Employee becomes covered under another employer’s group health plan, and (b) the expiration of the maximum COBRA continuation coverage period for which Employee is eligible under COBRA.

(iii)Payment in 2017 of a lump-sum amount of $45,000, less applicable withholdings, intended to approximately equal the amount the Company would have contributed or credited, if Employee had continued to be eligible to participate during the Severance Period, to Employee’s accounts maintained under the Company’s 401(k) plan (also known as the “TRIM” plan) and Supplemental 401(k) Plan, and to assist in Employee’s purchase of medical coverage after the Separation Date; and to be paid to Employee on the first regularly scheduled Company payroll date following the later of the Effective Date or the Separation Date.

(iv)Eligibility to receive a prorated Management Incentive Plan (“MIP”) bonus for the MIP performance period ending December 31, 2017, based upon the Company’s achievement of MIP performance goals for such performance period.  Such prorated MIP bonus, if any, shall be (i) paid in the same form and at the same time as MIP bonuses for such performance period are paid to other employees of the Company, and (ii) the prorated amount payable to Employee shall be calculated by the Company multiplying its calculated full year MIP bonus for Employee by a fraction, the numerator of which is the number of calendar days from January 1, 2017 to the Separation Date and the denominator of which is three hundred sixty-five (365).

Employee hereby agrees and acknowledges that Employee will not be entitled to any other payments from Employer, including but not limited to any payment for any bonus, incentive, and/or other similar plan of Employer, including but not limited to the Management Incentive Plan and/or any other incentive or bonus program of Employer.  Employee further hereby acknowledges payment by separate check a lump sum payment, less any and all statutory deductions, for all earned but unused vacation pay accrued by Employee as of the Separation Date pursuant to Company policy.  Notwithstanding the foregoing, this Agreement does not amend or alter the terms and conditions of, or otherwise terminate any rights of Employee (if any) under, the Company’s 401(k) plan (also known as the “TRIM” plan) and Supplemental 401(k) Plan; the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”), effective as of January 1, 2013; the Viad Corp Supplemental Pension Plan, amended and restated as of January 1, 2005 for Code Section 409A; or the Viad Corp Retirement Income Plan (now known as the MoneyGram Pension Plan).  Employee’s eligibility to make contributions to the Company’s 401(k) plan (also known as the “TRIM” Plan) and Supplemental 401(k) Plan, and the Company’s matching obligations under such plans, will cease as of the Separation Date.

B.Employee’s rights with respect to long-term incentive benefits, including without limitation restricted stock, restricted stock units or rights under the Company’s Performance Unit Incentive Plan and other share-based compensation plans shall be governed in accordance with the terms of such plans, and this Agreement shall not serve to amend such plans or alter Employee’s or the Company’s rights or obligations under such plans.

C.The payment and provision of any payments and/or benefits provided herein shall be contingent upon Employee’s compliance with the covenants set forth in this Agreement. Any breach of the covenants set forth in this Agreement will cause Employee to forfeit any right to continued payment or provision set forth in this Agreement regardless of the amount provided or paid prior to the date of the breach. Employee will not be entitled to any of the payments and/or benefits provided herein until the occurrence of each of the following:  (i) this Agreement is fully executed by the Parties hereto; (ii) this Agreement becomes effective as provided in Paragraph 1, above, and (iii) Employee has complied with the covenant contained in Paragraphs 6 through 10, inclusive, below.

D.Employee may undergo an annual physical examination during 2018 at the Company’s expense.

3.Acknowledgments.

A.Acknowledgments by Employee.  Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth above were it not for Employee’s covenants, promises, and releases set forth hereunder.  Employee further acknowledges and agrees that upon receiving the severance payment described above, Employee will have received all wages and other compensation or remuneration of any kind due or owed from Employer, including but not limited to all wages, overtime, or other wage premiums, bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible.  Finally, Employee acknowledges that Employer has provided Employee with all notices, leaves and benefits to which Employee may have been entitled to under the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Right Act, and/or any and all state statutes regarding employee leave (including but not limited to those regarding medical leave, family leave, military leave, civic leave, etc.).

B.Acknowledgements by Employer.  Employer acknowledges and agrees that it will promptly reimburse all reasonable expenses incurred by Employee on or before the Separation

Date in carrying out Employee’s duties, provided that Employee complies with Employer’s policies, practices and procedures for submission of expense reports, receipts, or similar documentation of such expenses.  Employer further acknowledges and agrees that, if Employer fails at any time to maintain a directors and officers liability insurance policy for the benefit of the Employer’s former directors, it will notify Employee in writing within three (3) business days of the date such policy expires, is cancelled or otherwise terminates.

4.Releases.

A.Release by Employee.  Employee on Employee’s own individual behalf and on behalf of Employee’s respective predecessors, heirs, successors and assigns, hereby releases and forever discharges Employer, and each of Employer’s employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as “Released Parties”), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on any of employer’s right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following: the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act, including but not limited to any state version thereof; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Arizona Employment Protection Act, the Arizona Civil Rights Act, A.R.S. §§ 23-353, 23-355, 23-356, to the extent releasable under the law; and/or any other federal, state, city or local anti-discrimination and/or anti-harassment acts, leave laws, state wage acts and non-interference or non-retaliation statutes, regulations, and all other claims.

B.Non-Releasable Claims.  Notwithstanding the foregoing, Employee’s release does not release any claims that Employee cannot lawfully waive, nor does it release any rights of Employee under the Company’s plans identified in the last paragraph of Paragraph 2 above, this Agreement, any indemnification agreement Employer entered into and in effect with Employee prior to the Effective Date, or Employee’s right to communicate with the Securities and Exchange Commission (“SEC”) regarding possible securities law violations or to file a charge or complaint with the SEC and obtain monetary recovery as a result of such charge or complaint.

5.Employment References.  Employee agrees to direct all reference requests to the Employer’s President and Chief Executive Officer.  In response to any such inquiry, Employer shall make a reasonable effort to disclose no more than the following information:  (i) dates of employment; (ii) last position held; (iii) last wage or salary earned (confirmation of disclosed amounts only); and (iv) Employee’s departure was pursuant to retirement.

6.Covenant to Return Employer Property.  Employee hereby represents and warrants that on or before the Separation Date, Employee will return to the Employer all Employer property and documents in Employee’s possession including, but not limited to:  Employer files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Employee.

7.Confidential Information.  Employee acknowledges that during the course of Employee’s employment with Employer, Employee had access and was privy to Confidential Information (as defined below) (including trade secrets) important to Employer’s business. “Confidential Information” means and includes, but is not limited to, matters of a technical nature such as methods, formulae, compositions, processes, discoveries, research projects, equipment, machines, inventions, computer programs/systems, and similar items, matters of a business nature such as information about Employer’s payroll, costing, purchasing, pricing, profits, markets, sales, customers, customer lists, Employer sales materials, pricing information, business and marketing strategies, profit margins, customer preferences and requirements, records, memoranda, and company files, and matters pertaining to future developments, such as research and development, future marketing, product ideas, and merchandising.  Employee acknowledges that such Confidential Information constitutes trade secrets pursuant to applicable statutes, including the Uniform Trade Secrets Act as adopted by the state in which the Employee resides, that the Confidential information is worthy of protection, that the Confidential Information is the sole property of the Employer, and that the covenants contained in this Agreement are a reasonable means to provide such protection.  Accordingly, Employee agrees that during the remainder of Employee’s employment, following the termination of that employment, and for so long as the pertinent information or data remains Confidential Information, Employee shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of Employer.  Employee further acknowledges and agrees that any and all confidentiality agreements that Employee has previously entered into regarding Employer’s Confidential Information shall continue to remain in full force and effect and shall survive Employee’s separation of employment with Employer.  Employee further acknowledges and agrees that the agreement which provides the most protection to Employer’s Confidential Information (whether this Agreement or any confidentiality agreement previously entered into by Employee) shall govern Employee’s duties not to divulge or make use of Employer’s Confidential Information.

Employee further agrees that any legal privilege, including the attorney-client privilege and attorney work product doctrine applicable to communications with Employee or relating to Employee’s work on behalf of the Company shall remain in full force and effect following the Separation Date, unless waived in writing by the Company.

Employee further agrees and acknowledges that Employee executed other agreements with Employer, including but not limited to those regarding incentive/bonus plans, restricted stock, performance units, and stock options that contain similar confidentiality/trade secret obligations in addition to certain non-competition and non-solicitation provisions.  Employee hereby agrees and acknowledges that those obligations and all post-employment obligations of Employee under the Employment Agreement remain in full force in effect, and nothing in this Agreement alters, amends, or changes those obligations in any way, shape, or form.

Employee further acknowledges and understands that, under the federal Trade Secrets Act of 2016,  immunity from criminal and civil liability for disclosure of a trade secret is available only if

Employee discloses a trade secret in either of these two circumstances: (a) Employee discloses the trade secret (i) in confidence, (ii) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (iii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

8.Confidentiality.  Employee agrees that Employee will keep the terms, amount, and fact of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to Employee’s immediate family and to Employee’s professional representatives (e.g., attorneys, accountants, auditors, and tax preparers) all of whom will be informed of and agree to be bound by this confidentiality clause.

9.Non-Disparagement.  The Parties agree and promise that they will not undertake any harassing or disparaging conduct directed at the other Party, and that they will refrain from making any negative, detracting, derogatory, and unfavorable statements about the other Party.  Employee further agrees and promises that Employee will not induce or incite claims of discrimination, wrongful discharge, or any other claims against Employer by any other person.  The Parties hereby agree and acknowledge, however, that the terms of this Paragraph 9 would not and do not prevent them from providing truthful information in response to a legal subpoena and/or other legal process.

10.Future Cooperation.  Employee agrees to cooperate with the Employer and use Employee’s best efforts in responding to all reasonable requests by the Employer for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was employed by the Employer.  The duties imposed by the Section 10 shall include a duty to appear and provide truthful testimony in any legal proceeding involving the Company.  Employee will be reimbursed for reasonable out-of-pocket costs incurred by Employee as a result of Employee’s fulfillment of Employee’s responsibilities under this Section 10.

11.Claims Involving Employer.  Employee represents that Employee has not instituted, filed or caused others to file or institute any charge, complaint or action against Employer.  Employee covenants that, to the full extent permitted by law, Employee will not file or institute complaint or action against Employer with respect to any matters arising before or on the date Employee signs this Agreement.  Employee will not recommend or suggest to any potential claimants or employees of Employer or their attorneys or agents that they initiate claims or lawsuits against Employer, and/or any of its subsidiaries, nor will Employee voluntarily aid, assist, or cooperate with any claimants or employees of Employer or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against Employer and/or its subsidiaries; provided, however, that nothing in this Paragraph 11 will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving Employer. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee’s right to communicate with the SEC regarding possible securities law violations or to file a charge or complaint with the SEC and obtain monetary recovery as a result of such charge or complaint

12.Entire Agreement.  This Agreement embodies the entire agreement of all the Parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement, except for all post-employment obligations of Employee under any other agreements between Employee and Employer regarding and/or including provisions addressing confidentiality, non-competition/non-solicitation; any Patent and Trade Secret Agreements, Use of Company-Owned Computer Systems Agreements, Always Honest Agreements, and/or any other separate agreements regarding other benefits including but not limited to incentive/bonus plans, restricted stock, stock option, performance units, pensions, retiree benefits, etc., which will remain in full force and effect, it being understood that this Agreement is in addition to and not in substitution for the covenants and obligations, including any and all confidentiality, non-competition, and non-solicitation provisions, contained in such agreements.  The Parties to this Agreement acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the Parties to this Agreement.  This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

13.Costs and Attorney’s Fees.  The Parties agree that in the event of a breach of any provision of this Agreement, the prevailing party shall pay all costs and attorney’s fees incurred in conjunction with enforcement of this Agreement, to the extent permitted by law.

14.Governing Law.  Arizona law shall govern the validity and interpretation of this Agreement, without regard to its choice of law principles.

15.No Admission of Wrongdoing.  It is understood and agreed by the Parties that the promises, payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person.

16.Voluntary.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto.  The Parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

17.Newly-Discovered Facts.  The Parties hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believed to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts.  The Parties expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

18.General Terms and Conditions.

A.The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.This Agreement may be executed in two counterparts and via facsimile and/or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

C.Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.  This Agreement shall not be construed in favor of one party or against the other.

D.The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

E.This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

19.Arbitration.  Except to the extent that claims by Employer or Employee are for injunctive relief, any disputes, claims or difference of opinion between Employee and Employer (including all employees, partners or contractors of Employer) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Employee and Employer which relates to or arises out of or relates to the employment relationship or severance thereof between the parties, shall be settled exclusively by binding arbitration before one neutral arbitrator pursuant to the Employment Rules of the American Arbitration Association applicable to employment related disputes, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

20.Code Section 409A Compliance.  Each installment payment of the severance allowance set forth in Paragraph 2.A.(i) is hereby deemed to be a separate payment for purposes of Code Section 409A.  The parties hereto intend that (i) the payments set forth in Paragraphs 2.A.(i) and 2.A.(iii) shall be treated as payments other than deferred compensation pursuant to the “short-term deferral” exception set forth in Treasury Regulation section 1.409A-1(b)(4), and (ii) the payment reductions set forth in Paragraph 2.A.(ii) shall be treated, to the maximum extent possible, as payments other than deferred compensation pursuant to the “medical benefits” exception set forth in Treasury Regulation section 1.409A-1(b)(9)(v)(B).

Attestation

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EMPLOYEE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EMPLOYEE SO THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENT AND EFFECT.  OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE

OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EMPLOYEE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: November 22, 2017		VIAD CORP

	By:	/s/ Steven W. Moster
Steven W. Moster
	Title:	President & Chief Executive Officer

Dated: November 21, 2017		/s/ Deborah J. DePaoli
Deborah J. DePaoli